Exhibit 10.21
June 2, 2022

Mr. Jeremy Wilmot

Dear Jeremy,

We are pleased to appoint you as Special Advisor to the CEO of ACI Worldwide. You will report to Odilon Almeida. Your assignment will begin on September 1, 2022, and will continue for a minimum period of seven months.

Your monthly base salary will be $7,600 based on working 40 hours per month. You will receive an additional $190 per hour worked in excess of 40 hours monthly. You will continue to be eligible to participate in all benefits available for part-time employees. You will be eligible to elect COBRA benefits effective September 1, 2022. The COBRA benefits available for election include medical, dental and vision benefits. The company will reimburse you for eighty-nine (89%) of COBRA payments.

You will be eligible to participate in ACI's Short-Term Incentive Plan (STI) program with an annual target of 100% of base salary actually earned in 2022. The details of the STI Plan will be outlined in separate documents. You will continue to participant in the Long-Term Incentive Plan (LTIP), during your tenure in the new assignment including normal vesting of Restricted Share Units, Performance Share Units and Stock Options based on the respective plans. The CIC severance will remain in effect unless and until that agreement is terminated in accordance with its terms.

Prior to the commencement of your new assignment, you will take Paid Time Off (PTO) and unpaid time off from July 5, 2022, through August 31, 2022. During this period, you will continue to be eligible for employee benefits. Our benefits include medical, dental, and vision coverage and 401(k).

Welcome to a new chapter with the ACI Worldwide team!

Sincerely,
/s/ ANTHONY D. DINKINS
Anthony D. Dinkins
Chief Human Resources Officer

Agreements:

This is an at-will employment relationship and either you or ACI Worldwide may terminate the relationship for any reason, with or without cause, and with or without advance notice. ACI Worldwide may also terminate the relationship, without prior notice, for unsatisfactory job performance, misconduct, or failure to abide by company policies.

/s/ JEREMY WILMOT

I accept the new assignment.
Jeremy Wilmot